CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Maximum aggregate offering price	Amount of registration fee(1)
Medium-Term Senior Notes, Series G	$1,092,000	$109.96

(1)	The registration fee offset for this offering was previously reflected in Pricing Supplement No. 2015-CMTNG0688 to Registration Statement No. 333-192302 filed with the U.S. Securities and Exchange Commission on October 1, 2015 pursuant to Rule 424(b)(2) under the Securities Act.

This Amended and Restated Pricing Supplement No. 2015-CMTNG0688 is being filed to correct the estimated value of the notes on the pricing date.

Citigroup Inc.	September 29, 2015 Medium-Term Senior Notes, Series G Amended and Restated Pricing Supplement No. 2015-CMTNG0688 Filed Pursuant to Rule 424(b)(3) Registration Statement No. 333-192302

Market-Linked Notes Based on a Basket of Seven Stocks Due October 2, 2020

■	The notes offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Inc. Unlike conventional debt securities, the notes do not pay interest and do not guarantee the full repayment of principal at maturity. Instead, the notes offer a payment at maturity that may be greater than or less than the stated principal amount depending on the performance of an equally weighted basket (the “basket”) of seven stocks as measured from the pricing date to the valuation date.

■	If the basket appreciates, you will receive a positive return at maturity equal to that appreciation, subject to the maximum return at maturity specified below. However, if the basket depreciates, you will incur a loss at maturity equal to that depreciation, subject to a maximum loss of 10% of the stated principal amount. In exchange for the capped loss potential, investors in the notes must be willing to forgo (i) any return on the notes in excess of the maximum return at maturity and (ii) any dividends that may be paid on the basket components during the five-year term of the notes. If the basket depreciates, you will not receive any return on your investment in the notes, and you may lose up to 10% of the stated principal amount per note.

■	In order to obtain the modified exposure to the basket that the notes provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the notes if we default on our obligations. All payments on the notes are subject to the credit risk of Citigroup Inc.

KEY Terms
Basket:	Basket Component	Weighting	Initial Component Price*
	Common stock of The Coca-Cola Company (NYSE: “KO”)	1/7	$39.66
	Common stock of Colgate-Palmolive Company (NYSE: “CL”)	1/7	$63.07
	Common stock of General Motors Company (NYSE: “GM”)	1/7	$29.15
	Common stock of The Hershey Company (NYSE: “HSY”)	1/7	$92.39
	Common stock of The Procter & Gamble Company (NYSE: “PG”)	1/7	$72.28
	Common stock of Deere & Company (NYSE: “DE”)	1/7	$73.62
	Common stock of The Boeing Company (NYSE: “BA”)	1/7	$128.75
	* The initial component price for each basket component is the closing price of that basket component on the pricing date.
Aggregate stated principal amount:	$1,092,000
Stated principal amount:	$1,000 per note
Pricing date:	September 29, 2015
Issue date:	October 2, 2015
Valuation date:	September 29, 2020, subject to postponement if such date is not a scheduled trading day for a basket component or if certain market disruption events occur with respect to a basket component
Maturity date:	October 2, 2020
Payment at maturity:

For each $1,000 stated principal amount note you hold at maturity, you will receive a payment determined as follows:

▪       If the basket return percentage is greater than zero:
$1,000 + ($1,000 × basket return percentage), subject to the maximum return at maturity

▪       If the basket return percentage is less than or equal to zero:
$1,000 + ($1,000 × basket return percentage), subject to the minimum payment at maturity

If the basket return percentage is negative, your payment at maturity will be less than the stated principal amount per note and you may lose up to 10% of the stated principal amount per note. You should not invest in the notes unless you are willing and able to bear the risk of losing up to $100 per note.

Basket return percentage:	(final basket level – initial basket level) / initial basket level
Initial basket level:	100
Final basket level:	100 × (1 + the sum of the weighted component returns of the basket components)
Weighted component return:	For each basket component: 1/7 × the component return of that basket component
Component return:	For each basket component: (final component price – initial component price) / initial component price
Final component price:	For each basket component, its closing price on the valuation date
Maximum return at maturity:	$420 per note (42.00% of the stated principal amount). Because of the maximum return at maturity, the payment at maturity will not exceed $1,420 per note.
Minimum payment at maturity:	$900 per note (90.00% of the stated principal amount)
Listing:	The notes will not be listed on any securities exchange
CUSIP / ISIN:	17298C2N7 / US17298C2N74
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee(2)(3)	Proceeds to issuer
Per note:	$1,000.00	$25.00	$975.00
Total:	$1,092,000.00	$27,300.00	$1,064,700.00

(1) On the date of this pricing supplement, the estimated value of the notes is $903.00 per note, which is less than the issue price. The estimated value of the notes is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) The issue price for investors purchasing the notes in fee-based advisory accounts will be $975.00 per note, assuming no custodial fee is charged by a selected dealer, and up to $980.00, assuming the maximum custodial fee is charged by a selected dealer. See “Supplemental Plan of Distribution” in this pricing supplement.

(3) For more information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-5.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Product Supplement No. EA-02-03 dated November 13, 2013 Prospectus Supplement and Prospectus each dated November 13, 2013

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Inc.
Market-Linked Notes Based on a Basket of Seven Stocks Due October 2, 2020

Additional Information

General. The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect what you receive at maturity or, in the case of a delisting of a basket component, could give us the right to call the notes prior to maturity for an amount that may be less than the stated principal amount. These events, including market disruption events and other events affecting the basket components, and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date,” “—Dilution and Reorganization Adjustments” and “—Delisting of Company Shares,” and not in this pricing supplement. It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Postponement of the valuation date. If the valuation date is postponed for a reason that affects less than all of the basket components, the final basket level will be based on (i) for each unaffected basket component, its closing price on the originally scheduled valuation date and (ii) for each affected basket component, its closing price on the valuation date as postponed (or, if earlier, the first scheduled trading day for that basket component following the originally scheduled valuation date on which a market disruption event did not occur with respect to that basket component). See “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

Dilution and reorganization adjustments. The initial component price for each basket component is a “Relevant Price” for purposes of the section “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments” in the accompanying product supplement. Accordingly, the initial component price for each basket component is subject to adjustment upon the occurrence of any of the events described in that section.

Hypothetical Examples

The diagram below illustrates your payment at maturity on the notes for a range of hypothetical percentage changes from the initial basket level to the final basket level.

Investors in the notes will not receive any dividends paid on the basket components. The examples below do not show any effect of lost dividend yield over the term of the notes. See “Summary Risk Factors—Investing in the notes is not equivalent to investing in the basket components” below.

Market-Linked Notes Payment at Maturity Diagram

September 2015	PS-2

Citigroup Inc.
Market-Linked Notes Based on a Basket of Seven Stocks Due October 2, 2020

Your actual payment at maturity per note will depend on the actual final basket level. The examples below are intended to illustrate how your payment at maturity will depend on whether the final basket level is greater than or less than the initial basket level and by how much.

Example 1—Upside Scenario A. The hypothetical final basket level is 110.00 (an approximately 10.00% increase from the initial basket level), which is greater than the initial basket level.

Basket Component	Hypothetical Component Return	Hypothetical Weighted Component Return (Hypothetical Component Return times 1/7)
Common stock of The Coca-Cola Company	10%	1.42857%
Common stock of Colgate-Palmolive Company	5%	0.71429%
Common stock of General Motors Company	15%	2.14286%
Common stock of The Hershey Company	-5%	-0.71429%
Common stock of The Procter & Gamble Company	20%	2.85714%
Common stock of Deere & Company	0%	0.00000%
Common stock of The Boeing Company	25%	3.57143%
Sum of hypothetical weighted component returns:		10.00000%

Final basket level	= 100 × (1 + sum of weighted component returns)
= 100 × (1 + 10%)
= 100 × 1.1
= 110

Basket return percentage	= (final basket level – initial basket level ) / initial basket level
= (110 – 100) / 100
= 10%

Payment at maturity per note	= $1,000 + ($1,000 × basket return percentage), subject to the maximum return at maturity of $420.00
= $1,000 + ($1,000 × 10%), subject to the maximum return at maturity of $420.00
= $1,000 + $100.00, subject to the maximum return at maturity of $420.00
= $1,100.00

In this example, because the basket has appreciated, but not by more than the maximum return at maturity, you would receive a total return at maturity equal to the basket return percentage.

Example 2—Upside Scenario B. The hypothetical final basket level is 149.00 (an approximately 49.00% increase from the initial basket level), which is greater than the initial basket level.

Basket Component	Hypothetical Component Return	Hypothetical Weighted Component Return (Hypothetical Component Return times 1/7)
Common stock of The Coca-Cola Company	35%	5.00000%
Common stock of Colgate-Palmolive Company	49%	7.00000%
Common stock of General Motors Company	63%	9.00000%
Common stock of The Hershey Company	28%	4.00000%
Common stock of The Procter & Gamble Company	70%	10.00000%
Common stock of Deere & Company	56%	8.00000%
Common stock of The Boeing Company	42%	6.00000%
Sum of hypothetical weighted component returns:		49.00000%

Final basket level	= 100 × (1 + sum of weighted component returns)
= 100 × (1 + 49%)
= 100 × 1.49
= 149

Basket return percentage	= (final basket level – initial basket level ) / initial basket level
= (149 – 100) / 100
= 49%

September 2015	PS-3

Citigroup Inc.
Market-Linked Notes Based on a Basket of Seven Stocks Due October 2, 2020

Payment at maturity per note	= $1,000 + ($1,000 × basket return percentage), subject to the maximum return at maturity of $420.00
= $1,000 + ($1,000 × 49%), subject to the maximum return at maturity of $420.00
= $1,000 + $490.00, subject to the maximum return at maturity of $420.00
= $1,420.00

In this example, because the basket return percentage is greater than the maximum return at maturity, your payment at maturity would be limited to the $1,000 stated principal amount per note plus the maximum return at maturity, or $1,420.00 per note. In this example, the notes significantly underperform a hypothetical alternative investment linked to the basket components that reflects the basket return percentage without a cap.

Example 3—Downside Scenario A. The hypothetical final basket level is 95.00 (an approximately 5.00% decrease from the initial basket level), which is less than the initial basket level.

Basket Component	Hypothetical Component Return	Hypothetical Weighted Component Return (Hypothetical Component Return times 1/7)
Common stock of The Coca-Cola Company	-35%	-5.00000%
Common stock of Colgate-Palmolive Company	7%	1.00000%
Common stock of General Motors Company	14%	2.00000%
Common stock of The Hershey Company	-14%	-2.00000%
Common stock of The Procter & Gamble Company	21%	3.00000%
Common stock of Deere & Company	-28%	-4.00000%
Common stock of The Boeing Company	0%	0.00000%
Sum of hypothetical weighted component returns:		-5.00000%

Final basket level	= 100 × (1 + sum of weighted component returns)
= 100 × (1 + -5%)
= 100 × .95
= 95

Basket return percentage	= (final basket level – initial basket level ) / initial basket level
= (95 – 100) / 100
= -5%

Payment at maturity per note	= $1,000 + ($1,000 × basket return percentage), subject to the minimum payment at maturity of $900.00 per note
= $1,000 + ($1,000 × -5%), subject to the minimum payment at maturity of $900.00 per note
= $1,000 - $50.00, subject to the minimum payment at maturity of $900.00 per note
= $950.00

In this example, because the basket has depreciated, but not by more than 10.00%, you would incur a loss on your investment in the securities equal to the depreciation of the basket.

Example 4—Downside Scenario B. The hypothetical final basket level is 80.00 (an approximately 20.00% decrease from the initial basket level), which is less than the initial basket level.

Basket Component	Hypothetical Component Return	Hypothetical Weighted Component Return (Hypothetical Component Return times 1/7)
Common stock of The Coca-Cola Company	-49%	-7.00000%
Common stock of Colgate-Palmolive Company	-7%	-1.00000%
Common stock of General Motors Company	-21%	-3.00000%
Common stock of The Hershey Company	-35%	-5.00000%
Common stock of The Procter & Gamble Company	7%	1.00000%
Common stock of Deere & Company	-42%	-6.00000%
Common stock of The Boeing Company	7%	1.00000%
Sum of hypothetical weighted component returns:		-20.00000%

Final basket level	= 100 × (1 + sum of weighted component returns)

September 2015	PS-4

Citigroup Inc.
Market-Linked Notes Based on a Basket of Seven Stocks Due October 2, 2020

= 100 × (1 + -20%)
= 100 × .80
= 80

Basket return percentage	= (final basket level – initial basket level ) / initial basket level
= (80 – 100) / 100
= -20%

Payment at maturity per note	= $1,000 + ($1,000 × basket return percentage), subject to the minimum payment at maturity of $900.00 per note
= $1,000 + ($1,000 × -20%), subject to the minimum payment at maturity of $900.00 per note
= $1,000 - $200.00, subject to the minimum payment at maturity of $900.00 per note
= $900.00

In this example, because the basket has depreciated by more than 10%, you would incur a loss at maturity equal to the maximum loss of 10.00% and your payment at maturity would be equal to the minimum payment at maturity of $900.00 per note.

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the notes, and are also subject to risks associated with the basket components. Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisers as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes. You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally.

■	You may not receive any return on your investment in the notes and may lose up to 10% of the stated principal amount per note. You will receive a positive return on your investment in the notes only if the basket appreciates. If the basket depreciates, you will lose 1% of the stated principal amount of the notes for every 1% by which the basket depreciates, subject to a maximum loss of 10% of the stated principal amount per note. As the notes do not pay any interest, even if the basket appreciates, there is no assurance that your total return at maturity on the notes will be as great as could have been achieved on conventional debt securities of ours of comparable maturity.

■	The appreciation potential of the notes is limited by the maximum return at maturity. Your potential total return on the notes at maturity is limited by the maximum return at maturity of 42.00%. As a result, the return on an investment in the notes may be less than the return on a hypothetical direct investment in the basket components.

■	Investing in the notes is not equivalent to investing in the basket components. You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the basket components. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the notes.

■	The notes are subject to the credit risk of Citigroup Inc. If we default on our obligations under the notes, you may not receive anything owed to you under the notes.

■	The basket components may not be correlated with each other. At a time when certain basket components perform favorably, other basket components may perform unfavorably. Any basket components with unfavorable performance will offset any favorable performance of the other basket components. The basket component issuers operate in a number of different industries and will be subject to different industry-specific risks, in addition to risks specific to each company, increasing the potential that some basket components will perform poorly at any given time and offset any favorable performance of the other basket components. The fact that we are offering a note linked to the basket components does not indicate that we believe the basket components are or are not correlated with each other. An investor should review the publicly available information regarding the issuers of the basket components to reach one’s own independent conclusion as to the relationship between each of the basket components and in order to evaluate any other characteristics related to the issuers of the basket components. Neither we nor any of our respective subsidiaries makes any representation to you as to the characteristics of the basket components or any relationship or correlation among each of the basket components. See “Information About the Basket Components” in this pricing supplement.

■	The notes will not be listed on a securities exchange and you may not be able to sell them prior to maturity. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing

September 2015	PS-5

Citigroup Inc.
Market-Linked Notes Based on a Basket of Seven Stocks Due October 2, 2020

market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

■	The estimated value of the notes on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) the selling concessions paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

■	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the basket components and any positive or negative correlation among the basket components and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

■	The estimated value of the notes would be lower if it were calculated based on our secondary market rate. The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than the market rate implied by traded instruments referencing our debt obligations in the secondary market for those debt obligations, which we refer to as our secondary market rate. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the notes, which do not bear interest.

■	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market. Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

■	The value of the notes prior to maturity will fluctuate based on many unpredictable factors. The value of your notes prior to maturity will fluctuate based on the value of the basket components and a number of other factors, including the volatility of the basket components, the correlation among the basket components, the dividend yields on the basket components, interest rates generally, the time remaining to maturity and our creditworthiness, as reflected in our secondary market rate. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price.

■	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

■	The basket components may be highly correlated in decline. The performances of the basket components may become highly correlated during periods of declining prices. This may occur because of events that have broad effects on markets generally or on the markets that the basket components operate in. If the basket components become correlated in decline, the depreciation of one basket component will not be offset by the performance of the other basket components and, in fact, each basket component may contribute to an overall decline from the initial basket level to the final basket level.

■	The historical performance of the basket components is not an indication of their future performance. The historical performance of the basket components, which is included in this pricing supplement, should not be taken as an indication of their future performances during the term of the notes.

September 2015	PS-6

Citigroup Inc.
Market-Linked Notes Based on a Basket of Seven Stocks Due October 2, 2020

■	An adjustment will not be made for all events that may have a dilutive effect on or otherwise adversely affect the prices of the basket components. For example, the calculation agent will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described below, partial tender offers or additional public offerings of the basket components. Moreover, the adjustments the calculation agent does make may not fully offset the dilutive or adverse effect of the particular event. Investors in the notes may be adversely affected by such an event in a circumstance in which a direct holder of the basket components would not.

In the case of dividends, an adjustment will not be made under the terms of the notes for any cash dividend paid on a basket component unless the amount of the dividend per share of that basket component together with any other dividends paid in the same quarter, exceeds the dividend paid per share of that basket component in the most recent quarter by an amount equal to at least 10% of the closing price of the shares of that basket component on the date of declaration of the dividend. Any dividend will reduce the closing price of the shares of that basket component by the amount of the dividend per share of that basket component. If the issuer of a basket component pays any dividend for which an adjustment is not made under the terms of the notes, holders of the notes will be adversely affected.

■	If any basket component is delisted, we may call the notes prior to maturity for an amount that may be less than the stated principal amount. If we exercise this call right, you will receive the amount described under “Description of the Securities—Certain Additional Terms for Notes Linked to ETF Shares or Company Shares—Delisting of Company Shares” in the accompanying product supplement. This amount may be less, and possibly significantly less, than the stated principal amount of the notes.

■	The notes may become linked to shares of an issuer other than the original issuer of the basket components upon the occurrence of a reorganization event or upon the delisting of a basket component. For example, if the issuer of a basket component enters into a merger agreement that provides for holders of its common stock to receive stock of another entity, the stock of such other entity will become the common stock represented by the basket component for all purposes of the notes upon consummation of the merger. Additionally, if a basket component is delisted and we do not exercise our call right, the calculation agent may, in its sole discretion, select shares representing the common stock of another issuer to be a successor basket component. See “Description of the Securities—Certain Additional Terms for Notes Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments” and “—Delisting of Company Shares” in the accompanying product supplement.

■	Our offering of the notes does not constitute a recommendation of the basket, the basket components or the economic sectors in which the basket components operate. The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the basket or any of the basket components is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the basket components or in instruments related to the basket components, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the basket components. These and other activities of our affiliates may affect the values of the basket components in a way that has a negative impact on your interests as a holder of the notes.

■	The value of a basket component may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the notes through CGMI or other of our affiliates, who have taken positions directly in the basket components and other financial instruments related to the basket components or such securities and may adjust such positions during the term of the notes. Our affiliates also trade the basket components and other financial instruments related to the basket components or such securities on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the level of the basket components in a way that negatively affects the value of the notes. They could also result in substantial returns for us or our affiliates while the value of the notes declines.

■	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the issuers of the basket components, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests.

■	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes. If certain events occur, such as market disruption events, events with respect to the basket component issuers that may require dilution adjustments or the delisting of the basket components, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.

September 2015	PS-7

Citigroup Inc.
Market-Linked Notes Based on a Basket of Seven Stocks Due October 2, 2020

Hypothetical Historical Information About the Basket

Because the basket exists solely for purposes of the notes, historical information on the performance of the basket does not exist for dates prior to the pricing date. The graph below sets forth the hypothetical historical daily closing levels of the basket for the period from November 18, 2010 to September 29, 2015, assuming that the basket was created on November 18, 2010 with the same basket components and corresponding weights and with a level of 100 on that date. The hypothetical performance of the basket is based on the actual closing prices of the basket components on the applicable dates. We obtained these closing prices from Bloomberg L.P., without independent verification. Any historical trend in the level of the basket during the period shown below is not an indication of the performance of the basket during the term of the notes.

Hypothetical Historical Basket November 18, 2010 to September 29, 2015

September 2015	PS-8

Citigroup Inc.
Market-Linked Notes Based on a Basket of Seven Stocks Due October 2, 2020

Information About the Basket Components

The information set forth below about the issuer of each basket component has been obtained from publicly available sources, without independent verification. Each basket component is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to periodically file financial and other information specified by the SEC. Information filed by the issuer of each basket component with the SEC can be reviewed electronically through a website maintained by the SEC at http://www.sec.gov. Information filed with the SEC by each of these issuers can be located by reference to its SEC file number provided below. In addition, information regarding each of these issuers may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

This pricing supplement relates only to the notes offered hereby and does not relate to the basket components. We have derived all disclosures contained in this pricing supplement regarding the issuers of the basket components from the publicly available documents described in the preceding paragraph. In connection with the offering of the notes, neither Citigroup Inc. nor CGMI have participated in the preparation of such documents or made any due diligence inquiry with respect to the issuers of the basket components, such publicly available documents or any other publicly available information regarding those issuers.

The notes represent obligations of Citigroup Inc. only. The issuers of the basket components are not involved in any way in this offering and have no obligation relating to the notes or to holders of the notes. Neither Citigroup Inc. nor any of its respective subsidiaries makes any representation to you as to the performance of the basket components. You should review the publicly available information regarding the issuers of the basket components described above in order to reach your own conclusion as to the relationship between each of the basket components and in order to evaluate any other characteristics related to the issuers of the basket components. Neither Citigroup Inc. nor any of its respective subsidiaries makes any representation to you as to the characteristics of the basket components or any relationship or correlation among each of the basket components.

The Coca-Cola Company is a beverage company that owns or licenses and markets nonalcoholic beverage brands. Its SEC file number is 001-02217.

Colgate-Palmolive Company is a consumer products company focusing on the product segments of oral, personal and home care and pet nutrition. Its SEC file number is 001-00644.

General Motors Company designs, builds and sells cars, trucks and automobile parts. Its SEC file number is 001-34960.

The Hershey Company markets, sells and distributes chocolate and sugar confectionery. Its SEC file number is 001-00183.

The Procter & Gamble Company provides consumer packaged goods in the beauty, hair and personal care, grooming, health care, fabric care and home care and baby, feminine and family care segments. Its SEC file number is 001-00434.

Deere & Company manufactures and distributes machines and service parts used in agriculture, construction, earthmoving, material handling and timber harvesting and finances sales and leases by John Deere dealers. Its SEC file number is 001-04121.

The Boeing Company is a manufacturer and provider of commercial and military aircraft and related support services. Its SEC file number is 001-00442.

Historical Data on the Basket Components

The following tables and associated graphs set forth the published quarterly high and low closing prices and the daily closing prices, respectively, from January 4, 2010 through September 29, 2015 for each basket component other than General Motors Company. The common stock of General Motors Company began trading on November 18, 2010, and the relevant table and associated graph for this basket component set forth the published quarterly high and low closing prices and the daily closing prices, respectively, from its start date of trading through September 29, 2015. We obtained the closing prices and other information below from Bloomberg L.P., without independent verification. If certain corporate transactions occurred during the historical period shown below, including, but not limited to, spin-offs or mergers, then the closing prices of the basket components shown below for the period prior to the occurrence of any such transaction have been adjusted by Bloomberg L.P. as if any such transaction had occurred prior to the first day in the period shown below.  Past movements of the basket components are not indicative of future prices of the basket components.

September 2015	PS-9

Citigroup Inc.
Market-Linked Notes Based on a Basket of Seven Stocks Due October 2, 2020

Historical Performance of The Coca-Cola Company

The Coca-Cola Company	High	Low	Dividends
2010
First Quarter	$28.57	$26.33	$0.00000
Second Quarter	$27.66	$25.04	$0.22000
Third Quarter	$29.55	$25.02	$0.22000
Fourth Quarter	$32.89	$29.44	$0.44000
2011
First Quarter	$33.17	$30.80	$0.00000
Second Quarter	$34.23	$32.47	$0.23500
Third Quarter	$35.62	$31.98	$0.23500
Fourth Quarter	$35.08	$32.37	$0.47000
2012
First Quarter	$37.01	$33.50	$0.00000
Second Quarter	$39.10	$35.97	$0.25500
Third Quarter	$40.56	$37.14	$0.25500
Fourth Quarter	$38.58	$35.97	$0.51000
2013
First Quarter	$40.69	$36.84	$0.00000
Second Quarter	$43.09	$39.13	$0.28000
Third Quarter	$41.09	$37.88	$0.28000
Fourth Quarter	$41.31	$37.05	$0.56000
2014
First Quarter	$40.66	$37.10	$0.00000
Second Quarter	$42.36	$38.07	$0.30500
Third Quarter	$42.66	$39.18	$0.30500
Fourth Quarter	$44.83	$40.39	$0.61000
2015
First Quarter	$43.78	$39.91	$0.00000
Second Quarter	$41.52	$39.23	$0.33000
Third Quarter (through September 29, 2015)	$42.12	$37.99	$0.33000

The closing price of the basket component of The Coca-Cola Company on September 29, 2015 was $39.66.

The Coca-Cola Company – Historical Closing Prices January 4, 2010 to September 29, 2015

September 2015	PS-10

Citigroup Inc.
Market-Linked Notes Based on a Basket of Seven Stocks Due October 2, 2020

Historical Performance of Colgate-Palmolive Company

Colgate-Palmolive Company	High	Low	Dividends
2010
First Quarter	$42.73	$39.54	$0.22000
Second Quarter	$42.91	$38.47	$0.26500
Third Quarter	$42.30	$36.92	$0.26500
Fourth Quarter	$40.59	$36.88	$0.26500
2011
First Quarter	$40.61	$37.97	$0.26500
Second Quarter	$44.56	$39.95	$0.29000
Third Quarter	$46.98	$40.09	$0.29000
Fourth Quarter	$46.96	$43.24	$0.29000
2012
First Quarter	$48.89	$44.13	$0.29000
Second Quarter	$52.05	$48.09	$0.31000
Third Quarter	$53.75	$51.05	$0.31000
Fourth Quarter	$55.31	$51.77	$0.31000
2013
First Quarter	$59.02	$53.04	$0.31000
Second Quarter	$62.38	$55.87	$0.34000
Third Quarter	$61.19	$57.25	$0.34000
Fourth Quarter	$66.26	$58.96	$0.34000
2014
First Quarter	$65.08	$60.17	$0.34000
Second Quarter	$69.43	$64.22	$0.36000
Third Quarter	$69.79	$63.40	$0.36000
Fourth Quarter	$71.00	$63.11	$0.36000
2015
First Quarter	$71.46	$65.12	$0.36000
Second Quarter	$70.08	$65.34	$0.38000
Third Quarter (through September 29, 2015)	$69.08	$60.37	$0.38000

The closing price of the basket component of Colgate-Palmolive Company on September 29, 2015 was $63.07.

Colgate-Palmolive Company – Historical Closing Prices January 4, 2010 to September 29, 2015

September 2015	PS-11

Citigroup Inc.
Market-Linked Notes Based on a Basket of Seven Stocks Due October 2, 2020

Historical Performance of General Motors Company

General Motors Company	High	Low	Dividends
2010
Fourth Quarter (beginning November 18, 2010)	$36.86	$33.25	$0.00000
2011
First Quarter	$38.98	$30.74	$0.00000
Second Quarter	$33.04	$28.56	$0.00000
Third Quarter	$31.80	$20.18	$0.00000
Fourth Quarter	$26.45	$19.05	$0.00000
2012
First Quarter	$27.34	$21.05	$0.00000
Second Quarter	$26.76	$19.66	$0.00000
Third Quarter	$24.80	$18.80	$0.00000
Fourth Quarter	$28.83	$23.09	$0.00000
2013
First Quarter	$30.60	$26.33	$0.00000
Second Quarter	$35.03	$27.52	$0.00000
Third Quarter	$37.58	$33.69	$0.00000
Fourth Quarter	$41.53	$34.16	$0.00000
2014
First Quarter	$40.95	$34.09	$0.30000
Second Quarter	$37.09	$31.93	$0.30000
Third Quarter	$37.97	$31.94	$0.30000
Fourth Quarter	$35.09	$29.69	$0.30000
2015
First Quarter	$38.87	$32.62	$0.30000
Second Quarter	$37.16	$33.23	$0.36000
Third Quarter (through September 29, 2015)	$33.23	$27.28	$0.36000

The closing price of the basket component of General Motors Company on September 29, 2015 was $29.15.

General Motors Company – Historical Closing Prices January 4, 2010 to September 29, 2015

September 2015	PS-12

Citigroup Inc.
Market-Linked Notes Based on a Basket of Seven Stocks Due October 2, 2020

Historical Performance of The Hershey Company

The Hershey Company	High	Low	Dividends
2010
First Quarter	$43.52	$36.18	$0.32000
Second Quarter	$51.76	$43.06	$0.32000
Third Quarter	$51.61	$45.49	$0.32000
Fourth Quarter	$51.62	$45.89	$0.32000
2011
First Quarter	$54.79	$46.37	$0.34500
Second Quarter	$57.71	$53.92	$0.34500
Third Quarter	$60.00	$54.59	$0.34500
Fourth Quarter	$62.00	$55.36	$0.34500
2012
First Quarter	$61.94	$59.49	$0.38000
Second Quarter	$72.03	$59.81	$0.38000
Third Quarter	$73.16	$70.09	$0.38000
Fourth Quarter	$74.64	$68.85	$0.42000
2013
First Quarter	$87.53	$73.51	$0.42000
Second Quarter	$91.25	$85.25	$0.42000
Third Quarter	$97.69	$89.17	$0.48500
Fourth Quarter	$100.90	$91.04	$0.48500
2014
First Quarter	$108.07	$95.54	$0.48500
Second Quarter	$104.11	$96.02	$0.48500
Third Quarter	$96.93	$88.15	$0.53500
Fourth Quarter	$106.64	$91.09	$0.53500
2015
First Quarter	$110.78	$98.52	$0.53500
Second Quarter	$101.74	$87.86	$0.53500
Third Quarter (through September 29, 2015)	$93.74	$85.13	$0.58300

The closing price of the basket component of The Hershey Company on September 29, 2015 was $92.39.

The Hershey Company – Historical Closing Prices January 4, 2010 to September 29, 2015

September 2015	PS-13

Citigroup Inc.
Market-Linked Notes Based on a Basket of Seven Stocks Due October 2, 2020

Historical Performance of The Procter & Gamble Company

The Procter & Gamble Company	High	Low	Dividends
2010
First Quarter	$64.53	$59.84	$0.44000
Second Quarter	$63.94	$59.79	$0.48180
Third Quarter	$63.08	$59.34	$0.48180
Fourth Quarter	$65.24	$59.96	$0.48180
2011
First Quarter	$66.70	$59.73	$0.48180
Second Quarter	$67.46	$61.67	$0.52500
Third Quarter	$64.95	$58.51	$0.52500
Fourth Quarter	$66.97	$61.00	$0.52500
2012
First Quarter	$67.90	$62.77	$0.52500
Second Quarter	$67.56	$59.27	$0.56200
Third Quarter	$69.76	$61.19	$0.56200
Fourth Quarter	$70.76	$66.32	$0.56200
2013
First Quarter	$77.58	$68.51	$0.56200
Second Quarter	$82.54	$75.25	$0.60150
Third Quarter	$82.17	$75.59	$0.60150
Fourth Quarter	$85.41	$75.65	$0.60150
2014
First Quarter	$81.42	$75.70	$0.60150
Second Quarter	$82.94	$78.59	$0.64360
Third Quarter	$85.24	$77.32	$0.64360
Fourth Quarter	$93.46	$82.24	$0.64360
2015
First Quarter	$91.62	$81.39	$0.64360
Second Quarter	$83.60	$77.43	$0.66290
Third Quarter (through September 29, 2015)	$82.30	$68.06	$0.66290

The closing price of the basket component of The Procter & Gamble Company on September 29, 2015 was $72.28.

The Procter & Gamble Company – Historical Closing Prices January 4, 2010 to September 29, 2015

September 2015	PS-14

Citigroup Inc.
Market-Linked Notes Based on a Basket of Seven Stocks Due October 2, 2020

Historical Performance of Deere & Company

Deere & Company	High	Low	Dividends
2010
First Quarter	$61.96	$48.96	$0.28000
Second Quarter	$62.21	$54.78	$0.28000
Third Quarter	$73.61	$54.50	$0.30000
Fourth Quarter	$84.46	$68.57	$0.30000
2011
First Quarter	$96.89	$83.02	$0.35000
Second Quarter	$99.24	$78.53	$0.35000
Third Quarter	$86.44	$64.57	$0.41000
Fourth Quarter	$79.25	$61.72	$0.41000
2012
First Quarter	$89.05	$79.21	$0.41000
Second Quarter	$83.43	$70.59	$0.46000
Third Quarter	$82.95	$73.73	$0.46000
Fourth Quarter	$86.87	$81.19	$0.46000
2013
First Quarter	$95.05	$85.55	$0.46000
Second Quarter	$93.77	$81.00	$0.51000
Third Quarter	$85.10	$80.90	$0.51000
Fourth Quarter	$91.33	$81.50	$0.51000
2014
First Quarter	$90.80	$84.05	$0.51000
Second Quarter	$94.53	$89.95	$0.51000
Third Quarter	$91.38	$81.95	$0.60000
Fourth Quarter	$90.85	$80.01	$0.60000
2015
First Quarter	$92.75	$84.58	$0.60000
Second Quarter	$97.05	$87.51	$0.60000
Third Quarter (through September 29, 2015)	$97.33	$73.62	$0.60000

The closing price of the basket component of Deere & Company on September 29, 2015 was $73.62.

Deere & Company – Historical Closing Prices January 4, 2010 to September 29, 2015

September 2015	PS-15

Citigroup Inc.
Market-Linked Notes Based on a Basket of Seven Stocks Due October 2, 2020

Historical Performance of The Boeing Company

The Boeing Company	High	Low	Dividends
2010
First Quarter	$74.11	$56.18	$0.42000
Second Quarter	$75.59	$60.11	$0.42000
Third Quarter	$69.69	$60.76	$0.42000
Fourth Quarter	$71.66	$62.50	$0.42000
2011
First Quarter	$73.93	$66.40	$0.42000
Second Quarter	$79.95	$71.25	$0.42000
Third Quarter	$75.99	$57.41	$0.42000
Fourth Quarter	$74.29	$58.25	$0.42000
2012
First Quarter	$76.34	$72.56	$0.44000
Second Quarter	$77.27	$67.24	$0.44000
Third Quarter	$75.51	$69.38	$0.44000
Fourth Quarter	$76.20	$69.53	$0.44000
2013
First Quarter	$86.62	$73.65	$0.48500
Second Quarter	$104.08	$84.09	$0.48500
Third Quarter	$119.38	$101.47	$0.48500
Fourth Quarter	$138.36	$114.47	$0.48500
2014
First Quarter	$144.37	$121.40	$0.73000
Second Quarter	$138.25	$122.07	$0.73000
Third Quarter	$129.74	$118.34	$0.73000
Fourth Quarter	$134.81	$120.19	$0.73000
2015
First Quarter	$158.31	$127.53	$0.91000
Second Quarter	$154.38	$138.72	$0.91000
Third Quarter (through September 29, 2015)	$148.49	$125.49	$0.91000

The closing price of the basket component of The Boeing Company on September 29, 2015 was $128.75.

The Boeing Company – Historical Closing Prices January 4, 2010 to September 29, 2015

September 2015	PS-16

Citigroup Inc.
Market-Linked Notes Based on a Basket of Seven Stocks Due October 2, 2020

United States Federal Tax Considerations

Prospective investors should note that the discussion under the section called “United States Federal Tax Considerations” in the accompanying product supplement does not apply to the notes issued under this pricing supplement. Please refer instead to the discussion under the section entitled “United States Federal Tax Considerations” in the accompanying prospectus supplement for additional discussion regarding the U.S. federal tax consequences of owning and disposing of the notes.

In the opinion of our tax counsel, Davis Polk & Wardwell LLP, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments,” and the remaining discussion is based on this treatment. If you are a U.S. Holder, you will be required to recognize interest income during the term of the notes at the “comparable yield,” which generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes. We are required to construct a “projected payment schedule” in respect of the notes representing a payment the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield. Assuming you hold the notes until their maturity, the amount of interest you include in income based on the comparable yield in the taxable year in which the notes mature will be adjusted upward or downward to reflect the difference, if any, between the actual and projected payment on the notes at maturity as determined under the projected payment schedule. However, special rules may apply if the payment at maturity on the notes is treated as becoming fixed prior to maturity. See “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments” in the accompanying prospectus supplement for a more detailed discussion of the special rules.

Upon the sale, exchange or retirement of the notes prior to maturity, you generally will recognize gain or loss equal to the difference between the proceeds received and your adjusted tax basis in the notes. Your adjusted tax basis will equal your purchase price for the notes, increased by interest previously included in income on the notes. Any gain generally will be treated as ordinary income, and any loss generally will be treated as ordinary loss to the extent of prior interest inclusions on the note and as capital loss thereafter.

We have determined that the comparable yield for a note is a rate of 2.560%, compounded semi-annually, and that the projected payment schedule with respect to a note consists of a single payment of $1,135.756 at maturity. The following table states the amount of interest (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a note) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above:

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Issue date through December 31, 2015	$6.329	$6.329
January 1, 2016 through June 30, 2016	$12.881	$19.210
July 1, 2016 through December 31, 2016	$13.046	$32.256
January 1, 2017 through June 30, 2017	$13.213	$45.469
July 1, 2017 through December 31, 2017	$13.382	$58.851
January 1, 2018 through June 30, 2018	$13.553	$72.404
July 1, 2018 through December 31, 2018	$13.727	$86.131
January 1, 2019 through June 30, 2019	$13.902	$100.033
July 1, 2019 through December 31, 2019	$14.080	$114.114
January 1, 2020 through June 30, 2020	$14.261	$128.374
July 1, 2020 through maturity date	$7.382	$135.756

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the notes.

Subject to the discussion in the accompanying prospectus supplement regarding “FATCA,” if you are a Non-U.S. Holder (as defined in the accompanying prospectus supplement) of the notes, under current law you generally will not be subject to U.S. federal withholding or income tax in respect of any payment on or any amount received on the sale, exchange or retirement of the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements. See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying prospectus supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the notes.

The U.S. Treasury Department recently finalized the regulations referred to in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Possible Application of Section 871(m) of the Code” in the accompanying prospectus supplement, which require withholding on certain “dividend equivalent” payments to non-U.S. persons. Based on the effective date in

September 2015	PS-17

Citigroup Inc.
Market-Linked Notes Based on a Basket of Seven Stocks Due October 2, 2020

the final regulations, those regulations will not apply to the notes unless there is a significant modification to the notes’ terms that results in a deemed exchange of the notes for U.S. federal income tax purposes.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying prospectus supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Inc. and the underwriter of the sale of the notes, is acting as principal and will receive an underwriting fee of $25.00 for each $1,000 note sold in this offering (or up to $5.00 per note in the case of sales to fee-based advisory accounts). The actual underwriting fee will be equal to $25.00 for each $1,000 note sold by CGMI directly to the public and will otherwise be equal to the selling concession provided to selected dealers, as described in this paragraph. CGMI will pay selected dealers not affiliated with CGMI a fixed selling concession of $25.00 for each note they sell to accounts other than fee-based advisory accounts. CGMI will pay selected dealers not affiliated with CGMI, which may include dealers acting as custodians, a variable selling concession of up to $5.00 for each $1,000 note they sell to fee-based advisory accounts. Broker-dealers affiliated with CGMI, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, will receive a fixed selling concession, and financial advisers employed by such affiliated broker-dealers will receive a fixed selling concession, of $25.00 for each $1,000 note they sell. CGMI will pay the registered representatives of CGMI a fixed selling concession of $25.00 for each $1,000 note they sell directly to the public.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the notes will be used to hedge our obligations under the notes. We have hedged our obligations under the notes through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this hedging activity even if the value of the notes declines. This hedging activity could affect the closing levels or prices of the basket components and, therefore, the value of and your return on the notes. For additional information on the ways in which our counterparties may hedge our obligations under the notes, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately four months following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the four-month temporary adjustment period. However, CGMI is not obligated to buy the notes from investors at any time. See “Summary Risk Factors—The notes will not be listed on a securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Inc., when the notes offered by this pricing supplement have been executed and issued by Citigroup Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such notes will be valid and binding obligations of Citigroup Inc., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and

September 2015	PS-18

Citigroup Inc.
Market-Linked Notes Based on a Basket of Seven Stocks Due October 2, 2020

equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the notes.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinion set forth below of Michael J. Tarpley, Associate General Counsel–Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated November 13, 2013, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on November 13, 2013, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of the trustee and that none of the terms of the notes nor the issuance and delivery of the notes, nor the compliance by Citigroup Inc. with the terms of the notes, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Inc. or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Inc.

In the opinion of Michael J. Tarpley, Associate General Counsel–Capital Markets of Citigroup Inc., (i) the terms of the notes offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the issuance and sale of such notes and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed, and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture and of the notes offered by this pricing supplement by Citigroup Inc., and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Michael J. Tarpley, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

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September 2015	PS-19